Exhibit 3.2

AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF
REGENCY CENTERS CORPORATION
DESIGNATING THE PREFERENCES, RIGHTS AND
LIMITATIONS OF 3,000,000 SHARES OF
6.0% SERIES 7 CUMULATIVE REDEEMABLE PREFERRED STOCK
$0.01 Par Value

Pursuant to Section 607.0602 of the Florida Business Corporation Act ("FBCA"), Regency Centers Corporation, a Florida corporation (the "Corporation"), does hereby certify that:
FIRST:        Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 4.2 of the Amended and Restated Articles of Incorporation of the Corporation (the "Articles") and Section 607.0602 of the FBCA, the Board of Directors of the Corporation (the "Board of Directors"), by resolutions duly adopted on July 27, 2012 and resolutions duly adopted on August 14, 2012 by a committee appointed by the Board of Directors, has classified 3,000,000 shares of the authorized but unissued Preferred Stock, par value $.01 per share ("Preferred Stock"), as a separate series of Preferred Stock, authorized the issuance of a maximum of 3,000,000 shares of such series of Preferred Stock, set certain of the preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such series of Preferred Stock, and pursuant to the powers contained in the Bylaws of the Corporation and the FBCA, appointed a committee (the "Committee") and delegated to the Committee, to the fullest extent permitted by the FBCA and the Articles and Bylaws of the Corporation, all powers of the Board of Directors with respect to designating, and setting all other preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms and conditions of, such series of Preferred Stock and determining the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such series of Preferred Stock are to be issued. Shareholder approval was not required under the Articles with respect to such designation.
SECOND:    Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has unanimously adopted resolutions designating the aforesaid series of Preferred Stock as the “6.0% Series 7 Cumulative Redeemable Preferred Stock," setting the preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such 6.0% Series 7 Cumulative Redeemable Preferred Stock (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Articles of Amendment) and authorizing the issuance of up to 3,000,000 shares of 6.0% Series 7 Cumulative Redeemable Preferred Stock.
THIRD:        The series of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and by the Committee and referred to in Articles FIRST and SECOND of these Articles of Amendment shall have the following designation, number of shares, preferences, voting powers, restrictions and limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions:
Section 1.Designation and Number. A series of Preferred Stock, designated the "6.0% Series 7 Cumulative Redeemable Preferred Stock, $0.01 par value per share" (the "Series 7 Preferred Stock") is hereby established. The number of shares of Series 7 Preferred Stock shall be 3,000,000.

Section 2.Rank. The Series 7 Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding‑up or dissolution of the Corporation, rank (i) senior to all classes or series of Common Stock (as defined in the Articles) and to all classes or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding, the terms of which provide that such equity securities shall rank junior to the Series 7 Preferred Stock; (ii) on a parity with the 6.70% Series 5 Cumulative Redeemable Preferred Stock (the “Series 5 Preferred Stock”) and the 6.625% Series 6 Cumulative Redeemable Preferred Stock (the “Series 6 Preferred Stock”), and any class or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding, the terms of which provide that such equity securities shall rank pari passu with the Series 7 Preferred Stock, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share shall be different from those of the Series 7 Preferred Stock (together, the "Parity Preferred Stock"); and (iii) junior to all class or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding, the terms of which provide that such equity securities shall rank senior to the Series 7 Preferred Stock. For purposes of these Articles of Amendment, the term "equity securities" does not include convertible debt securities, which will rank senior to the Series 7 Preferred Stock prior to conversion thereof.

Section 3.Dividends.

A.Payment of Dividends. Subject to the rights of holders of Parity Preferred Stock as to the payment of dividends and holders of equity securities issued after the date hereof in accordance herewith ranking senior to the Series 7 Preferred Stock as to payment of dividends, holders of Series 7 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate per annum of 6.0% of the $25.00 liquidation preference per share of Series 7 Preferred Stock (equivalent to $1.50 per annum per share of the Series 7 Preferred Stock). Such dividends shall be cumulative, shall accrue from and including the original date of issuance, and shall be payable in cash (a) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on or about March 31, June 30, September 30 and December 31 of each year commencing on December 31, 2012 and, (b) in the event of a redemption, on the redemption date (each a "Dividend Payment Date"); provided that if any Dividend Payment Date is not a Business Day (as defined herein), then payment of the dividend which would otherwise have been payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Dividend Payment Date. The amount of the dividend payable for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and for any partial dividend period, the amount of the dividend payable shall be prorated and be computed on the basis of the ratio of the actual number of days elapsed in such period to ninety (90) days. Dividends on the Series 7 Preferred Stock shall be made to the holders of record of the Series 7 Preferred Stock on the close of business on the first day of the month in which the Dividend Payment Date occurs, or on such other record dates to be fixed by the Board of Directors of the Corporation, which record dates shall be not less than 10 days and not more than 30 Business Days prior to the relevant Dividend Payment Date (each a "Dividend Record Date").

The term "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
B.Limitation on Dividends. No dividend on the Series 7 Preferred Stock shall be declared or paid or funds set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart funds for payment or provide that such declaration, payment or setting apart funds for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart funds for payment shall be restricted or prohibited by law. Nothing in this Section 3(B) shall be deemed to modify or in any manner limit the provisions of Section 3(C) and Section 3(D).

C.Dividends Cumulative. Notwithstanding anything contained in this Section 3, dividends on the Series 7 Preferred Stock will accrue whether or not the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Series 7 Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to a regular Dividend Payment Date to holders of record of the Series 7 Preferred Stock on the record date fixed by the Board of Directors which date shall be not less than 10 days and not more than 30 Business Days prior to the payment date. Accrued and unpaid dividends shall not bear interest.

D.Priority as to Dividends.

(i)So long as any Series 7 Preferred Stock is outstanding, no dividend or distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Corporation ranking junior to the Series 7 Preferred Stock as to the payment of dividends (such Common Stock or other junior stock, collectively, "Junior Stock"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series 7 Preferred Stock, any Parity Preferred Stock with respect to dividends, or any Junior Stock, unless, in each case, all dividends accumulated on all Series 7 Preferred Stock and all classes and series of outstanding Parity Preferred Stock with respect to dividends have been paid in full or funds have been set apart for the payment therefor for all past dividend periods. Without limiting Section 5(B) hereof, the fore-going sentence will not prohibit (i) dividends or distributions payable solely in the form of Common Stock or other Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into Junior Stock, (iii) acquisitions by the Corporation of the Series 7 Preferred Stock, Parity Preferred Stock, Junior Stock or any other capital stock pursuant to Article 5 of the Articles to the extent required to preserve the Corporation's status as a real estate investment trust, (iv)  acquisitions of Junior Stock for purposes of any employee or director benefit plan of the Corporation or any subsidiary, and (v) purchases or acquisitions of shares of Series 7 Preferred Stock pursuant to a purchase or an exchange offer that is made on the same terms to all holders of Series 7 Preferred

Stock.

(ii)So long as dividends have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series 7 Preferred Stock and Parity Preferred Stock with respect to dividends, all dividends authorized and declared on the Series 7 Preferred Stock and all classes or series of outstanding Parity Preferred Stock with respect to dividends shall be authorized and declared pro rata so that the amount of dividends authorized and declared per share of Series 7 Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series 7 Preferred Stock and on such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.

E.No Further Rights. Holders of Series 7 Preferred Stock shall not be entitled to any dividends or distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative dividends described herein.

Section 4.Liquidation Preference.

A.Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding‑up of the Corporation and subject to equity securities ranking senior to the Series 7 Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding‑up of the Corporation, the holders of Series 7 Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution or the proceeds thereof, before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of shares of the Corporation that ranks junior to the Series 7 Preferred Stock as to rights upon liquidation, dissolution or winding‑up of the Corporation, a liquidation distribution in cash or property at fair market value as determined by the Board of Directors equal to the sum of (i) a liquidation preference of $25.00 per share of Series 7 Preferred Stock, and (ii) an amount equal to any accrued and unpaid dividends thereon, whether or not declared, to, but not including, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding‑up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series 7 Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding‑up of the Corporation, all payments of liquidating distributions on the Series 7 Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series 7 Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series 7 Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid dividends or distributions for prior dividend or distribution periods if such Parity Preferred Stock does not have cumulative dividend or distribution rights) upon liquidation, dissolution or winding‑up of the Corporation bear to each other.

B.Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series 7 Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

C.No Further Rights. After payment of the full amount of the liquidating dividends to which they are entitled, the holders of Series 7 Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

D.Consolidation, Merger or Certain Other Transactions. For the purposes of this Section 4, the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or the consolidation or merger or other business combination of the Corporation with or into, any corporation, trust or other business entity (or of any corporation, trust or other entity with or into the Corporation) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

E.Permissible Distributions. In determining whether a distribution (other than upon voluntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the FBCA, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

Section 5.Optional Redemption.

A.Right of Optional Redemption. Except as described in this Section 5 and Section 6 below, the Series

7 Preferred Stock may not be redeemed prior to August 23, 2017. On or after August 23, 2017, the Corporation shall have the right to redeem the Series 7 Preferred Stock for cash, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice, at a redemption price equal to $25.00 per share of Series 7 Preferred Stock plus accrued and unpaid dividends, whether or not declared, to the date of redemption (the “Redemption Right”). If fewer than all of the outstanding shares of Series 7 Preferred Stock are to be redeemed, the shares of Series 7 Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation. To ensure that the Corporation remains qualified as a REIT for federal income tax purposes, however, the Series 7 Preferred Stock shall be subject to the provisions of Article V of the Articles pursuant to which Series 7 Preferred Stock owned by a shareholder in excess of the Ownership Limit (as defined in Article V of the Articles) shall be deemed to hold such shares of Series 7 Preferred Stock in trust on behalf of and for the benefit of the Corporation.

B.Limitation on Redemption. Unless full cumulative dividends on all Series 7 Preferred Stock and other equity securities ranking on parity with the Series 7 Preferred Stock have been or contemporaneously are declared and paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment for all past dividend periods, no Series 7 Preferred Stock or other equity securities ranking on parity with the Series 7 Preferred Stock may be redeemed unless all outstanding Series 7 Preferred Stock and other equity securities ranking on parity with the Series 7 Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series 7 Preferred Stock and other equity securities ranking on parity with the Series 7 Preferred Stock for the purpose of preserving the Corporation's status as a REIT or pursuant to a purchase or exchange offer that is made on the same terms to all holders of Series 7 Preferred Stock and other equity securities ranking on a parity with the Series 7 Preferred Stock as to dividends. In addition, unless full cumulative dividends on all Series 7 Preferred Stock and other equity securities ranking on parity with the Series 7 Preferred Stock have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment for all past dividend or distribution periods, the Corporation may not purchase or otherwise acquire directly or indirectly for any consideration, nor may any monies be paid to or be made available for a sinking fund for the redemption of, any Series 7 Preferred Stock or other equity securities ranking on parity with the Series 7 Preferred Stock (except by conversion into or exchange for equity securities ranking junior to the Series 7 Preferred Stock as to distributions and upon liquidation or by redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services); provided, however, that Corporation may purchase or acquire Series 7 Preferred Stock and other equity securities ranking on parity with the Series 7 Preferred Stock for the purpose of preserving the Corporation's status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series 7 Preferred Stock and Parity Preferred Stock.

C.Unpaid Dividends. Immediately prior to or upon any redemption of Series 7 Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series 7 Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividends payable on such shares on the corresponding Dividend Payment Date (including any accumulated and unpaid dividends for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series 7 Preferred Stock for which a notice of redemption has been given.

D.Procedures for Redemption.

(i)Notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series 7 Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series 7 Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series 7 Preferred Stock may be listed or admitted to trading, each such notice shall state: (a) the redemption date, (b) the redemption price, (c) the number of shares of Series 7 Preferred Stock to be redeemed, (d) the place or places where such shares of Series 7 Preferred Stock are to be surrendered for payment of the redemption price, (e) that dividends on the Series 7 Preferred Stock to be redeemed will cease to accrue immediately prior to such redemption date and (f) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series 7 Preferred Stock. If fewer than all of the shares of Series 7 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series 7 Preferred Stock held by such holder to be redeemed.

(ii)If the Corporation shall so require and the notice shall so state, on or after the redemption date, each holder of Series 7 Preferred Stock to be redeemed shall present and surrender the certificates evidencing her Series

7 Preferred Stock, to the extent such shares are certificated, to the Corporation at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends to, but not including, the redemption date, except otherwise provided in Section 5(c)) shall be paid to or on the order of the person whose name appears on such certificate evidencing Series 7 Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing Series 7 Preferred Stock are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the Series 7 Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(iii)From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all dividends on the Series 7 Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends to, but not including, the redemption date, except otherwise provided in Section 5(c)), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation's share transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but not including, the redemption date) of the Series 7 Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series 7 Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to, but not including, the redemption date).

(iv)Subject to applicable escheat laws, if funds deposited by the Corporation in trust pursuant to Section 5(C)(iii) remain unclaimed by the holders of shares called for redemption, such funds shall be repaid to the Corporation at the end of three years, and thereafter the holder of any such shares shall look only to the general funds of the Corporation for the payment, without interest, of the redemption price.

E.Purchase of Series 7 Preferred Stock. Subject to applicable law and the limitation on purchases when dividends on the Series 7 Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any Series 7 Preferred Stock in the open market, by tender or by private agreement.

F.Status of Redeemed Stock. Any Series 7 Preferred Stock that shall at any time have been redeemed, or that the Corporation otherwise acquires, shall after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

Section 6.Special Optional Redemption.

A.Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no less than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the Series 7 Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem the Series 7 Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at twenty-five dollars ($25.00) per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series 7 Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series 7 Preferred Stock (whether pursuant to the optional redemption right under Section 5 or the Special Optional Redemption Right under this Section 6), the holders of Series 7 Preferred Stock will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the original issuance of the Series 7 Preferred Stock, the following have occurred and are continuing:
(a)the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), and

(b)following the closing of any transaction referred to in (a) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT, or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

B.In addition to any information required by law or by the applicable rules of any exchange upon which the Series 7 Preferred Stock may be listed or admitted to trading, such notice shall state: (a) the redemption date; (b) the redemption price; (c) the number of shares of Series 7 Preferred Stock to be redeemed; (d) the place or places where the certificates for the Series 7 Preferred Stock, to the extent Series 7 Preferred Stock are certificated, are to be surrendered (if so required in the notice) for payment of the redemption price; (e) that the shares of Series 7 Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (f) that holders of the Series 7 Preferred Stock to which the notice relates will not be able to tender such Series 7 Preferred Stock for conversion in connection with the Change of Control and each Series 7 Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (g) that dividends on the Series 7 Preferred Stock to be redeemed will cease to accrue on such redemption date. If fewer than all of the Series 7 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series 7 Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series 7 Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation. If such redemption is to be by lot and, as a result of such redemption, any holder of Series 7 Preferred Stock would become a holder of a number of Series 7 Preferred Stock in excess of the Ownership Limit because such holder's shares of Series 7 Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Articles, the Corporation will redeem the requisite number of shares of Series 7 Preferred Stock of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.
C.Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all Series 7 Preferred Stock and other equity securities ranking on a parity with the Series 7 Preferred Stock as to dividends shall have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series 7 Preferred Stock or other equity securities ranking on a parity with the Series 7 Preferred Stock shall be redeemed unless all outstanding shares of Series 7 Preferred Stock and other equity securities ranking on parity with the Series 7 Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Corporation of Series 7 Preferred Stock pursuant to Article V of the Articles or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series 7 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Series 7 Preferred Stock and other equity securities ranking on parity with the Series 7 Preferred Stock. In addition, unless full cumulative dividends on all Series 7 Preferred Stock and other equity securities ranking on a parity with the Series 7 Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series 7 Preferred Stock and other equity securities ranking on a parity with the Series 7 Preferred Stock (except by conversion into or exchange for equity securities of the Corporation ranking junior to the Series 7 Preferred Stock as to dividends and upon liquidation or by redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services); provided, however, that the foregoing shall not prevent any purchase or acquisition of Series 7 Preferred Stock for the purpose of preserving the Corporation's status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series 7 Preferred Stock and Parity Preferred Stock.

D.Immediately prior to any redemption of Series 7 Preferred Stock pursuant to the Special Optional Redemption Right, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series 7 Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date (including any accrued and unpaid dividends for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series 7 Preferred Stock for which a notice of redemption has been given.

E.If the Corporation shall so require and the notice shall so state, on or after the redemption date, each holder of Series 7 Preferred Stock to be redeemed shall present and surrender the certificates evidencing her Series 7 Preferred Stock, to the extent such shares are certificated, to the Corporation at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends to, but not including, the redemption date, except otherwise provided in Section 6(D)) shall be paid to or on the order of the person whose name appears on such certificate evidencing Series 7 Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing Series 7 Preferred Stock are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the Series 7 Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

F.From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all dividends on the Series 7 Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends to, but not including, the redemption date, except otherwise provided in Section 6(D)), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation's share transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but not including, the redemption date) of the Series 7 Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series 7 Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series 7 Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

G.Any Series 7 Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.

Section 7.Voting Rights.

A.    General. Holders of the Series 7 Preferred Stock will not have any voting rights, except as set forth below or as required by the FBCA.

B.    Voting Power. For purposes of this Section 7, “Parity Voting Securities” means the Series 7 Preferred Stock, the Series 6 Preferred Stock, the Series 5 Preferred Stock and all classes or series of Preferred Stock, (i) which are on parity with the Series 7 Preferred Stock as to dividends and/or rights upon liquidation, dissolution or winding up, (ii) upon which like voting rights have been conferred and are exercisable as to the matter in question to be submitted to a vote, and (iii) which would be affected in the same or substantially similar way by such matter. When Parity Voting Securities are entitled to vote on a matter, they shall vote together as a single class without regard to series, and each holder of record of Parity Voting Securities shall be entitled to one vote for each $25.00 liquidation preference (excluding amounts in respect of accumulated and unpaid distributions), except that if any Parity Voting Securities were issued for an amount less than their liquidation preference, the holders thereof shall be entitled to one vote for each $25.00 of issuance price in lieu of one vote for each $25.00 of liquidation preference.

C.    Right to Elect Directors.

(i)If at any time dividends on the Series 7 Preferred Stock shall be in arrears (which means that, as to any such quarterly dividends, the same have not been paid in full) with respect to six (6) prior quarterly dividend payment periods, whether or not consecutive (a "Preferred Dividend Default"), the holders of record of Series 7 Preferred Stock, voting together as a single class with the holders of each other class or series of Parity Voting Securities, will be entitled to elect two additional directors to serve on the Corporation's Board of Directors (the "Preferred Stock Directors") at a special meeting called in accordance with Section 7(C)(ii) or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof. This voting right will vest, and any such nominated directors will serve, until all such accrued and unpaid dividends on the Series 7 Preferred Stock and each such class or series of Parity Voting Securities have been paid in full, or a sufficient sum set aside for payment thereof.

(ii)At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series 7 Preferred Stock, a special meeting of the holders of record of Parity Voting Securities by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. At any annual or special meeting at which Parity Voting Securities are entitled to vote, all of the holders of the Parity Voting Securities, by a plurality of the votes, and not cumulatively, will be entitled to elect two directors. The holders of the Parity Voting Securities represent-ing the lesser of one‑third of the total voting power of the Parity Voting Securities then outstanding, present in person or by proxy or the quorum required for a vote of the holders of Common Stock, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of record of the Series 7 Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of the Parity Voting Securities representing a majority of the voting power of the Parity Voting Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of an annual or special meeting has been given but before such meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series 7 Preferred Stock that would have been entitled to vote at such meeting.

(iii)If and when all accrued and unpaid dividends on the Series 7 Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series 7 Preferred Stock shall be divested of the voting rights set forth in Section 7(C) herein (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accrued and unpaid dividends have been paid in full or set aside for payment in full on all other classes or series of Parity Voting Securities, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the voting power of the Parity Voting Securities. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series 7 Preferred Stock (voting separately as a single class with all other classes or series of Parity Voting Securities). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

D.     Certain Voting Rights. In addition to any other vote required by the FBCA, so long as any Series 7 Preferred Stock remains outstanding and subject to the last sentence of this Section 7(D), the Corporation shall not, without the affirmative vote of the holders of record of at least two-thirds of the voting power entitled to be cast by the holders of Series 7 Preferred Stock and the holders of other Parity Voting Securities upon which like voting rights have been conferred and are exercisable, voting together as a single class:

(i)    amend the Articles to designate or create, or increase the author-ized amount of, any class or series of shares ranking senior to the Series 7 Preferred Stock (“Senior Shares”) or reclassify any authorized shares of the Corporation into any Senior Shares; provided that no such vote shall be required if:

(a)at or prior to the time any such event is to take place, provision is made for the redemption of all shares of Series 7 Preferred Stock, so long as no portion of the redemption price will be paid from the proceeds from the sale of such Senior Shares; or

(b)the holders of Series 7 Preferred Stock have previously voted pursuant to this Section 7(D) to grant authority to the Board of Directors to create Senior Shares pursuant to Section 607.0602 of the FBCA;

(ii)    amend, alter or repeal the provisions of the Corporation's Articles (including these Articles of Amendment) or Bylaws, whether in connection with a merger, consolidation, transfer or lease of the Corporation's assets substantially as an entirety, or otherwise (an “Event”), in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the holders of Series 7 Preferred Stock; provided, however, that:

(x)    with respect to the occurrence of any Event, so long as (a) the Corporation is the surviving entity and the Series 7 Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series 7 Preferred Stock other preferred stock having substantially the same terms and same rights as the Series 7 Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series 7 Preferred Stock and no vote of the Series 7 Preferred Stock shall be required in such case;
(y)    any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either junior to or on a parity with the Series 7 Preferred Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers for purposes of this Section 7(D)(ii); and
(z)    if any event in Section 7(D)(ii) would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series 7 Preferred Stock that are not enjoyed by some or all of the other classes or series of Parity Voting Securities, the affirmative vote of the holders of record of two-thirds of the voting power entitled to be cast by the holders of all series similarly affected shall be required in lieu of the affirmative vote of the holders of two-thirds of the voting power entitled to be cast by the holders of the Parity Voting Securities.
In addition, so long as any Series 7 Preferred Stock remains outstanding, the Corporation shall not amend the Articles to increase the number of shares of authorized Preferred Stock (unless such shares are junior to the Series 7 Preferred Stock) without the affirmative vote of the holders of record of at least a majority of the voting power entitled to be cast by the holders of Series 7 Preferred Stock and the holders of other Parity Voting Securities upon which like voting rights have been conferred and are exercisable, voting separately as single class.
Section 8.Conversion. Series 7 Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.

A.     Upon the occurrence of a Change of Control, each holder of Series 7 Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series 7 Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series 7 Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series 7 Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 1.0419 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 3,125,700 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series 7 Preferred Stock shall receive upon conversion of such Series 7 Preferred Stock the kind and amount of Alternative Form Consideration which such holder of Series 7 Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of Series 7 Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).
In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series 7 Preferred Stock shall receive shall be the form and proportion of the aggregate consideration elected by the holders of the Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(C) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 8(C).
The “Common Stock Price” shall be (i) the amount of cash consideration per Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash.
B.    No fractional Common Stock shall be issued upon the conversion of Series 7 Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

C.    Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series 7 Preferred Stock at their addresses as they appear on the Corporation's share transfer records and notice shall be provided to the Corporation's transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series 7 Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (a) the events constituting the Change of Control; (b) the date of the Change of Control; (c) the last date on which the holders of Series 7 Preferred Stock may exercise their Change of Control Conversion Right; (d) the method and period for calculating the Common Stock Price; (e) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (f) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series 7 Preferred Stock, the holder will not be able to convert such shares of Series 7 Preferred Stock and such shares of Series 7 Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (g) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series 7 Preferred Stock; (h) the name and address of the paying agent and the conversion agent; and (i) the procedures that the holders of Series 7 Preferred Stock must follow to exercise the Change of Control Conversion Right.

D.     The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc. Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation's website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(C) above to the holders of Series 7 Preferred Stock.

E.    In order to exercise the Change of Control Conversion Right, a holder of Series 7 Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series 7 Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation's transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series 7 Preferred Stock to be converted; and (iii) that the shares of Series 7 Preferred Stock are to be converted pursuant to the applicable terms of the Series 7 Preferred Stock. Notwithstanding the foregoing, if the shares of Series 7 Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

F.    Holders of Series 7 Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation's transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series 7 Preferred Stock; (ii) if certificated shares of Series 7 Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series 7 Preferred Stock; and (iii) the number of shares of Series 7 Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series 7 Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

G.    Series 7 Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such Series 7 Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem Series 7 Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series 7 Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

H.    The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

I.    Notwithstanding anything to the contrary contained herein, no holder of Series 7 Preferred Stock will be entitled to convert such Series 7 Preferred Stock into Common Stock to the extent that receipt of such Common Stock would cause the holder of such Common Stock (or any other person) to Beneficially Own or Constructively Own, within the meaning of the Articles, Common Stock of the Corporation in excess of the Ownership Limit, as such term is defined in the Articles, as applicable.

Section 9.Application of Article V. The Series 7 Preferred Stock are subject to the provisions of Article V of the Articles.

Section 10.No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series 7 Preferred Stock.

Section 11.No Preemptive Rights. No holder of the Series 7 Preferred Stock of the Corporation shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

FOURTH: The Series 7 Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Articles.

FIFTH: These Articles of Amendment have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of the undersigned's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Signature Page Follows.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by J. Christian Leavitt, its Senior Vice President, Finance, this 15th day of August, 2012.

REGENCY CENTERS CORPORATION

By:__/s/ J. Christian Leavitt_____________
J. Christian Leavitt
Senior Vice President, Finance